Exhibit 11

                    CTC COMMUNICATIONS CORP.
       STATEMENTS REGARDING COMPUTATION OF PER SHARE EARNINGS
              (IN THOUSANDS EXCEPT FOR PER SHARE DATA)

                                                Three Months Ended      Nine Months Ended
                                                  December 31,            December 31,
                                                1997         1996         1997      1996
                                             ----------  -----------  ----------- ----------
BASIC
Average shares outstanding                       9,917       9,608       9,856       9,595
                                             ----------  ----------  ----------  ----------
                                 Total           9,917       9,608       9,856       9,595

Net income                                   $     506   $   1,159   $   3,124   $   3,402
                                             ----------  ----------  ----------  ----------
Net income per share                         $    0.05   $    0.12   $    0.32   $    0.35
                                             ----------  ----------  ----------  ----------


DILUTED

Average shares outstanding                       9,917       9,608       9,856       9,595

Net effect of stock options, if dilutive,
  based on the treasury stock method
  using the period-end market price              1,161       1,089         968       1,218
                                             ----------  ----------  ----------  ----------
                                 Total          11,078      10,697      10,824      10,813

Net income                                   $     506       1,159   $   3,124   $   3,402
                                             ----------  ----------  ----------  ----------
Net income per share                         $    0.05        0.11   $    0.29   $    0.31
                                             ----------  ----------  ----------  ----------